Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of Danielson Holding Corporation of our report dated March 29, 2004 relating to the financial statements of Ref-Fuel Holdings LLC and Subsidiaries for the period from January 1, 2003 to December 12, 2003 and the year ended December 31, 2002, which appears in the Current Report on Form 8-K of Danielson Holding Corporation dated April 7, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
May 23, 2005